UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2020

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.02. Termination of a Material Definitive Agreement.

As previously disclosed, on October 31, 2019, FuelCell Energy, Inc. (the “Company”) and certain of its subsidiaries as guarantors entered into a Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Orion Credit Agreement”) with Orion Energy Partners Investment Agent, LLC, as Administrative Agent and Collateral Agent (the “Orion Agent”), and certain lenders affiliated with the Orion Agent for a $200.0 million senior secured credit facility (the “Orion Facility”), structured as a delayed draw term loan to be provided by the lenders primarily to fund certain of the Company’s construction and related costs for fuel cell projects which meet the requirements of the Orion Facility. The Orion Credit Agreement was amended on November 22, 2019, January 20, 2020, February 11, 2020, April 30, 2020, and June 8, 2020. The Orion Agent’s affiliated lenders under the Orion Credit Agreement are Orion Energy Credit Opportunities Fund II, L.P., Orion Energy Credit Opportunities Fund II PV, L.P., Orion Energy Credit Opportunities Fund II GPFA, L.P. and Orion Energy Credit Opportunities FuelCell Co-Invest, L.P. (the “Lenders”).

Also as previously disclosed, on November 30, 2020, the Company, its subsidiary guarantors, and the Orion Agent entered into a payoff letter with respect to the Orion Credit Agreement (the “Payoff Letter”) pursuant to which, on December 7, 2020, the Company paid off its indebtedness to the Orion Agent and the Lenders and thereby terminated the Orion Credit Agreement and the Orion Facility.

Pursuant to the Payoff Letter, the Company paid, on December 7, 2020, a total of $87,349,084.54 to the Orion Agent, representing the outstanding principal, accrued but unpaid interest, prepayment premium, fees, costs and other expenses due and owing to the Orion Agent and the Lenders under the Orion Facility and the Orion Credit Agreement and related loan documents, in repayment of the Company’s outstanding indebtedness under the Orion Facility and the Orion Credit Agreement and related loan documents. In accordance with the Payoff Letter, the aggregate prepayment premium set forth in the Orion Credit Agreement was reduced from approximately $14.9 million to $4 million and the Orion Agent, on behalf of itself and the Lenders, agreed that any portion of the prepayment premium that would otherwise be required to be paid pursuant to the Orion Credit Agreement in excess of $4 million was waived by the Orion Agent and the Lenders.

Concurrently with the Orion Agent’s receipt of full payment pursuant to the Payoff Letter, the Orion Agent released all of the collateral from the liens under the security documents and the Company and its subsidiaries were unconditionally released from their respective obligations under the Orion Credit Agreement (and related loan documents) and the Orion Facility without further action. With the termination of the Orion Credit Facility and the Orion Credit Agreement and related loan documents, the Lenders no longer have the right to appoint representatives to attend the Company’s Board of Director meetings as observers.

The foregoing description of the Payoff Letter is qualified in its entirety by reference to the Payoff Letter, a copy of which was previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on December 1, 2020.

Item 8.01.	Other Events.

On December 7, 2020, the Lenders exercised certain of the warrants issued to them on November 22, 2019 pursuant to the Orion Credit Agreement by the Company to purchase a total of 2,700,000 shares of the Company’s common stock for an aggregate exercise price of $653,400 (or $0.242 per share). Following this warrant exercise, the Lenders no longer hold any warrants to purchase shares of the Company’s common stock.

Item 9.01.Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: December 9, 2020	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President, Chief Financial Officer and Treasurer